Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2021 Results

Reports highest revenue of any quarter in company history

Provides 2022 guidance for adjusted EBITDA of $1.36 billion to $1.40 billion and adjusted diluted EPS of $5.00 to $5.45, reflecting year-over-year increases of 11% and
22%, respectively, at the mid-point of each range

Expects 2022 adjusted operating ratio in North American LTL to inflect to year-over-year improvement mid-year

GREENWICH, Conn. — February 8, 2022 — XPO Logistics, Inc. (NYSE: XPO) today announced its financial results for the fourth quarter 2021. Revenue increased to $3.36 billion for the fourth quarter, compared with $2.94 billion for the same period in 2020. Net income from continuing operations attributable to common shareholders was $126 million for the fourth quarter, compared with $34 million for the same period in 2020. Operating income was $174 million for the fourth quarter, compared with $153 million for the same period in 2020. Income from continuing operations was $126 million, compared with $66 million for the same period in 2020. Diluted earnings from continuing operations per share was $1.08 for the fourth quarter, compared with $0.33 for the same period in 2020.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $155 million for the fourth quarter, compared with $54 million for the same period in 2020. Adjusted diluted earnings from continuing operations per share, a non-GAAP financial measure, was $1.34 for the fourth quarter, compared with $0.53 for the same period in 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $323 million for the fourth quarter, compared with $289 million for the same period in 2020.

For the fourth quarter 2021, the company generated $98 million of cash flow from operating activities and $57 million of free cash flow, a non-GAAP financial measure. For the full year 2021, the company generated $656 million of cash flow from operating activities and $475 million of free cash flow.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

2022 Guidance

•	Adjusted EBITDA of $1.36 billion to $1.40 billion, including first quarter adjusted EBITDA of $280 million to $285 million;
—	North American LTL expected to generate at least $1 billion of full year adjusted EBITDA;

•	Year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio;
•	Depreciation and amortization of approximately $400 million, excluding amortization of acquisition-related intangible assets;
•	Interest expense of $170 million to $180 million;
•	Effective tax rate of 24% to 25%; and
•	Adjusted diluted EPS of $5.00 to $5.45, excluding amortization of acquisition-related intangible assets, and assuming 117 million diluted shares outstanding at year-end 2022.

With respect to 2022 cash flows:

•	Gross capital expenditures of $500 million to $550 million;
•	Net capital expenditures of $425 million to $475 million; and
•	Free cash flow of $400 million to $450 million.

CEO Comments

Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “Our company delivered a strong fourth quarter finish to a year of solid growth. We reported the highest revenue of any quarter in our history, and generated adjusted EBITDA that exceeded our guidance for both the quarter and the year.

“In North American LTL, the operating ratio degradation we saw last quarter bottomed out in October with the launch of our action plan. This created immediate momentum — we reduced the year-over-year operating ratio erosion throughout the quarter and significantly improved our service metrics. We also grew yield by a record 11% ex fuel, and yield remained strong in January. Given our traction with LTL volume and yield, we expect our 2022 adjusted operating ratio to inflect to year-over-year improvement mid-year."

“Our North American truck brokerage business is continuing to far outpace industry growth, propelled by our XPO Connect digital brokerage platform. This technology was a major tailwind behind the 29% load growth we achieved in 2021 year-over-year, including 35% load growth from our top 20 customers. In the fourth quarter, 70% of our brokerage orders were created or covered digitally. We expect to continue to deliver double-digit volume growth in North American truck brokerage in 2022 and going forward.”

Jacobs continued, “Our 2022 guidance anticipates a year of strong profitability for our shareholders, with adjusted EBITDA of $1.36 billion to $1.40 billion, a year-over-year increase of 11% at the mid-point, and adjusted diluted EPS of $5.00 to $5.45, a year-over-year increase of 22% at the mid-point.”

Update on North American LTL Action Plan

XPO is taking decisive action in the five areas of its previously announced action plan to enhance North American LTL network efficiencies and growth. The company began executing the plan in October 2021, and expects its LTL adjusted operating ratio to inflect to year-over-year improvement mid-year 2022, with longer-term tactical actions also underway:

•	Improve network flow. The company’s targeted fourth quarter initiatives have significantly improved network fluidity, while generating stronger service metrics in areas such as on-time transit and freight handling as the quarter progressed;

•	Drive pricing. The company pulled its typical January 2022 General Rate Increase forward to November 2021 and instituted accessorial charges for detained trailers, oversized freight and special handling, contributing to record 11% growth in yield, excluding fuel, in the fourth quarter;

•	Expand the driver base. The company graduated approximately 900 professional drivers from its driver training schools in 2021, exceeding its goal, and intends to double the number of 2021 graduates in 2022;

•	Increase trailer production. In January, the company added a second production line at its Searcy, Arkansas trailer manufacturing facility, and expects to double the number of units produced in 2022 year-over-year; and

•	Expand footprint by 900 net new doors (approximately 6%) by year-end 2023. The company added a total 149 net doors to the network from October 2021 through January 2022 with the opening of three new terminals: Chicago Heights, Illinois; Sheboygan, Wisconsin; and Texarkana, Arkansas. Additionally, the company plans to open new fleet maintenance shops in Ohio, Florida, New York and Nevada in the first quarter of 2022.

Results by Business Segment

Fourth Quarter and Full Year 2021 Summary Segment Results

Three months ended December 31,	Revenue		Operating Income		Adjusted EBITDA(1)
(in millions)	2021	2020	2021	2020	2021	2020
North American Less- Than- Truckload Segment	$1,004	$916	$137	$138	$210	$202
Brokerage and Other Services Segment	2,414	2,601	93	63	161	125
Corporate and Intersegment Eliminations (2)	(57)	(40)	(56)	(48)	(48)	(38)
Total (2)	$3,361	$2,938	$174	$153	$323	$289

Twelve months ended December 31,	Revenue		Operating Income		Adjusted EBITDA(1)
(in millions)	2021	2020	2021	2020	2021	2020
North American Less- Than- Truckload Segment	$4,118	$3,539	$618	$487	$904	$764
Brokerage and Other Services Segment	8,907	6,800	282	21	547	284
Corporate and Intersegment Eliminations (2)	(219)	(140)	(284)	(280)	(212)	(201)
Total (2)	$12,806	$10,199	$616	$228	$1,239	$847

(1) Reconciliations of adjusted EBITDA are provided in the attached financial tables

(2) See the Non-GAAP Financial Measures section in this release

•	North American Less-Than-Truckload: The segment generated revenue of $1.0 billion for the fourth quarter 2021, compared with $916 million for the same period in 2020. The year-over-year increase in segment revenue reflects an increase in gross revenue per hundredweight, partially offset by a decline in average weight per day.

Operating income for the segment was $137 million for the fourth quarter 2021, compared with $138 million for the same period in 2020. Adjusted EBITDA for the fourth quarter 2021 was $210 million, compared with $202 million for the same period in 2020. Adjusted EBITDA reflects a $35 million gain on sale of real estate in the fourth quarter of 2021, compared with a $14 million gain for the same period in 2020.

The fourth quarter operating ratio for the segment was 86.4% and the adjusted operating ratio was 84.0%. Excluding a gain from sale of real estate, the fourth quarter adjusted operating ratio was 87.5%.

•	Brokerage and Other Services: The segment generated revenue of $2.41 billion for the fourth quarter 2021, compared with $2.06 billion for the same period in 2020. The year-over-year increase in segment revenue reflects a significant increase in North American truck brokerage loads per day, facilitated by the company’s XPO Connect® digital platform, as well as strength in other brokerage services.

Operating income for the segment was $93 million for the fourth quarter 2021, compared with $63 million for the same period in 2020. Adjusted EBITDA was $161 million for the fourth quarter 2021, compared with $125 million for the same period in 2020. The year-over-year increase in adjusted EBITDA was primarily driven by higher revenue due to volume growth, as well as by strong pricing in other brokerage services, partially offset by higher compensation and facilities costs.

Truck brokerage revenue in North America increased 36% year-over-year to $846 million for the fourth quarter, compared with $622 million for the same period in 2020. The increase in revenue was primarily driven by a 22% average increase in loads per day in the quarter. Margin (revenue less cost of transportation and services) increased 10% year-over-year to $128 million for the quarter, compared with $116 million for the same period in 2020.

•	Corporate: Corporate expense was $56 million for the fourth quarter 2021, compared with $48 million for the same period in 2020. Corporate adjusted EBITDA was an expense of $48 million for the fourth quarter 2021, compared with an expense of $38 million for the same period in 2020. The year-over-year changes in corporate expense and corporate adjusted EBITDA primarily reflect higher employee healthcare costs in 2021.

Full Year 2021 Financial Results

For the full year 2021, the company reported total revenue of $12.8 billion, compared with $10.2 billion for 2020. Net income from continuing operations attributable to common shareholders was $323 million for 2021, compared with a net loss from continuing operations attributable to common shareholders of $41 million for 2020. Operating income was $616 million for 2021, compared with $228 million for 2020. Diluted earnings from continuing operations per share was $2.82 for 2021, compared with a diluted loss from continuing operations per share of $0.45 for 2020. Income from continuing operations was $323 million for the full year 2021, compared with a loss of $13 million for the same period in 2020. Adjusted EBITDA for the full year 2021 was $1.24 billion, compared with $847 million for 2020.

Adjusted net income attributable to common shareholders for the full year 2021 was $491 million, compared with $92 million for the same period in 2020. Adjusted diluted earnings from continuing operations per share was $4.30 for 2021, compared with $1.01 for the same period in 2020.

Liquidity Position

As of December 31, 2021, the company had $1.3 billion of total liquidity, including $260 million of cash and cash equivalents and approximately $1.0 billion of available borrowing capacity. Net leverage was 2.7x, calculated as net debt of $3.31 billion, divided by adjusted EBITDA of $1.24 billion for the year ended December 31, 2021.

The company is on track to deleverage to a net leverage ratio of 1.0x to 2.0x by the first half of 2023 and achieve its goal of an investment-grade credit rating.

Conference Call

The company will hold a conference call on Wednesday, February 9, 2022, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until March 9, 2022. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13726201.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a leading provider of freight transportation services, primarily truck brokerage and less-than-truckload (LTL). XPO uses its proprietary technology, including the cutting-edge XPO Connect® automated freight marketplace, to move goods efficiently through supply chains. The company’s global network serves 50,000 shippers with 771 locations and approximately 42,000 employees, and is headquartered in Greenwich, Conn., USA. Visit xpo.com and europe.xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this press release.

XPO’s non-GAAP financial measures for the three months and twelve months ended December 31, 2021 and 2020 used in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis and for corporate and intersegment eliminations; adjusted EBITDA margin on a consolidated basis; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”); margin (revenue less cost of transportation and services) and margin as a percentage of revenue (margin % of revenue) by service offering; free cash flows; adjusted operating income (including and excluding gains on real estate transactions) for our North American less-than-truckload segment; and adjusted operating ratio (including and excluding gains on real estate transactions) for our North American less-than-truckload segment. Also, XPO’s non-GAAP financial measures for the year ended December 31, 2021 include net leverage and net debt.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs, litigation settlements and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, litigation settlements, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that margin (revenue less cost of transportation and services) and margin as a percentage of revenue (margin % of revenue) improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our last twelve-month reported adjusted EBITDA.

With respect to our financial targets for full year 2022 adjusted EBITDA, adjusted diluted EPS and free cash flow, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our full year 2022 financial targets for adjusted EBITDA, depreciation and amortization (excluding amortization of acquisition-related intangible assets), interest expense, effective tax rate, adjusted diluted EPS (excluding amortization of acquisition-related intangible assets), gross capital expenditures, net capital expenditures, and free cash flow; our first quarter 2022 financial target for adjusted EBITDA; our expectation of year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio; our 2022 financial target of at least $1 billion of adjusted EBITDA in the North American LTL segment; our expectation that North American LTL adjusted operating ratio will inflect to year-over-year improvement mid-year 2022, our expectation to continue to deliver double-digit volume growth in North American truck brokerage in 2022 and going forward; our target net leverage ratio of 1.0x to 2.0x by the first half of 2023; and our goal of an investment-grade credit rating. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spinoff or other divestiture of one or more business units, and the impact of anticipated material compensation and other expenses, including expenses related to the acceleration of equity awards, to be incurred in connection with a substantial disposition; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; goodwill impairment, including in connection with a business unit sale, spinoff or other divestiture; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the expected benefits of the spin-off of our logistics segment; the impact of the spin-off of our logistics segment or a future spin-off of a business unit on the size and business diversity of our company; the ability of the spin-off of our logistics segment to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees and independent contractors; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Media Contact

Joe Checkler

+1-203-423-2098

joe.checkler@xpo.com

XPO Logistics, Inc.
Consolidated Statements of Income
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$3,361	$2,938	$12,806	$10,199
Cost of transportation and services (exclusive of depreciation and amortization)	2,400	2,031	8,945	6,950
Direct operating expense (exclusive of depreciation and amortization)	333	331	1,391	1,235
Sales, general and administrative expense (1)	321	295	1,322	1,210
Depreciation and amortization expense	119	119	476	470
Transaction and integration costs	11	9	37	75
Restructuring costs	3	-	19	31
Operating income (2)	174	153	616	228
Other income	(14)	(10)	(57)	(41)
Foreign currency (gain) loss	-	2	(2)	(3)
Debt extinguishment loss	-	-	54	-
Interest expense	35	81	211	307
Income (loss) from continuing operations before income tax provision (benefit)	153	80	410	(35)
Income tax provision (benefit)	27	14	87	(22)
Income (loss) from continuing operations	126	66	323	(13)
Income (loss) from discontinued operations, net of taxes	(4)	62	18	130
Net income	122	128	341	117
Net loss from continuing operations attributable to noncontrolling interests	-	-	-	3
Net income from discontinued operations attributable to noncontrolling interests	-	(3)	(5)	(10)
Net income attributable to XPO	$122	$125	$336	$110

Net income (loss) attributable to common shareholders (3) (4)
Continuing operations	$126	$34	$323	$(41)
Discontinued operations	(4)	59	13	120
Net income attributable to common shareholders	$122	$93	$336	$79

Basic earnings (loss) per share attributable to common shareholders (4)
Continuing operations	$1.09	$0.37	$2.88	$(0.45)
Discontinued operations	(0.03)	0.64	0.11	1.32
Basic earnings per share attributable to common shareholders	$1.06	$1.01	$2.99	$0.87
Diluted earnings (loss) per share attributable to common shareholders (4)
Continuing operations	$1.08	$0.33	$2.82	$(0.45)
Discontinued operations	(0.03)	0.58	0.11	1.32
Diluted earnings per share attributable to common shareholders	$1.05	$0.91	$2.93	$0.87

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	115	92	112	92
Diluted weighted-average common shares outstanding	116	102	114	92

(1) Sales, general and administrative expenses includes $2 million and $31 million, respectively, related to litigation settlements for the three and twelve months ended December 31, 2021.

(2) Operating income reflects the net impact of direct and incremental COVID-19-related costs of $1 million and $5 million, respectively, for the three and twelve months ended December 31, 2021 and $6 million and $41 million, respectively, for the three and twelve months ended December 31, 2020.

(3) Net income (loss) from continuing operations attributable to common shareholders reflects the following items:

Cash paid for conversion of preferred stock (a)	$-	$22	$-	$22
Non-cash allocation of undistributed earnings	-	9	-	6
Preferred dividends	-	1	-	3

(a) The cash paid for conversion of preferred stock in 2020 is in connection with the conversion of 69,445 shares of the Company's Series A Preferred Stock into the Company's common stock.

(4) The sum of quarterly net income (loss) attributable to common shareholders and earnings (loss) per share attributable to common shareholders may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and because losses are not allocated to the Series A Preferred Stock in calculating earnings per share.

XPO Logistics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In millions, except per share data)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$260	$1,731
Accounts receivable, net of allowances of $47 and $46, respectively	2,105	1,680
Other current assets	286	303
Current assets of discontinued operations	26	1,664
Total current assets	2,677	5,378
Long-term assets
Property and equipment, net of $1,828 and $1,646 in accumulated depreciation, respectively	1,808	1,891
Operating lease assets	908	844
Goodwill	2,479	2,536
Identifiable intangible assets, net of $612 and $536 in accumulated amortization, respectively	580	675
Other long-term assets	255	187
Long-term assets of discontinued operations	-	4,666
Total long-term assets	6,030	10,799
Total assets	$8,707	$16,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,110	$854
Accrued expenses	1,107	1,044
Short-term borrowings and current maturities of long-term debt	58	1,281
Short-term operating lease liabilities	170	152
Other current liabilities	69	102
Current liabilities of discontinued operations	24	1,728
Total current liabilities	2,538	5,161
Long-term liabilities
Long-term debt	3,514	5,240
Deferred tax liability	316	286
Employee benefit obligations	122	131
Long-term operating lease liabilities	752	696
Other long-term liabilities	327	384
Long-term liabilities of discontinued operations	-	1,430
Total long-term liabilities	5,031	8,167

Stockholders’ equity
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; — and 0.001 of Series A shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	-	1
Common stock, $0.001 par value; 300 shares authorized; 115 and 102 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	-	-
Additional paid-in capital	1,179	1,998
Retained earnings	43	868
Accumulated other comprehensive loss	(84)	(158)
Total stockholders’ equity before noncontrolling interests	1,138	2,709
Noncontrolling interests	-	140
Total equity	1,138	2,849
Total liabilities and equity	$8,707	$16,177

XPO Logistics, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Years Ended
	December 31,
	2021	2020
Cash flows from operating activities of continuing operations
Net income	$341	$117
Income from discontinued operations, net of taxes	18	130
Income (loss) from continuing operations	323	(13)
Adjustments to reconcile income (loss) from continuing operations to net cash from operating activities
Depreciation, amortization and net lease activity	476	470
Stock compensation expense	37	41
Accretion of debt	18	20
Deferred tax expense (benefit)	5	(75)
Debt extinguishment loss	54	-
Unrealized (gain) loss on foreign currency option and forward contracts	1	(1)
Gains on sales of property and equipment	(73)	(91)
Other	4	49
Changes in assets and liabilities
Accounts receivable	(502)	(265)
Other assets	(1)	(41)
Accounts payable	240	96
Accrued expenses and other liabilities	74	198
Net cash provided by operating activities from continuing operations	656	388
Cash flows from investing activities of continuing operations
Payment for purchases of property and equipment	(313)	(303)
Proceeds from sale of property and equipment	132	183
Other	(3)	4
Net cash used in investing activities from continuing operations	(184)	(116)
Cash flows from financing activities of continuing operations
Proceeds from issuance of debt	-	1,155
Proceeds from (repayment of) borrowings related to securitization program	(24)	23
Repurchase of debt	(2,769)	-
Proceeds from borrowings on ABL facility	-	1,020
Repayment of borrowings on ABL facility	(200)	(820)
Repayment of debt and finance leases	(80)	(65)
Payment for debt issuance costs	(5)	(22)
Cash paid in connection with preferred stock conversion	-	(22)
Issuance (repurchase) of common stock	384	(114)
Change in bank overdrafts	-	21
Payment for tax withholdings for restricted shares	(28)	(26)
Distribution from GXO	794	-
Other	(4)	4
Net cash provided by (used in) financing activities from continuing operations	(1,932)	1,154
Cash flows from discontinued operations
Operating activities of discontinued operations	65	497
Investing activities of discontinued operations	(93)	(241)
Financing activities of discontinued operations	(302)	(18)
Net cash provided by (used in) discontinued operations	(330)	238
Effect of exchange rates on cash, cash equivalents and restricted cash	(2)	14
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,792)	1,678
Cash, cash equivalents and restricted cash, beginning of period	2,065	387
Cash, cash equivalents and restricted cash, end of period	273	2,065
Less: Cash, cash equivalents and restricted cash of discontinued operations, end of period	3	323
Cash, cash equivalents and restricted cash of continuing operations, end of period	$270	$1,742

North American Less-Than-Truckload Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	Change %	2021	2020	Change %
Revenue (excluding fuel surcharge revenue)	$838	$806	4.0%	$3,486	$3,106	12.2%
Fuel surcharge revenue	166	110	50.9%	632	433	46.0%
Revenue	1,004	916	9.6%	4,118	3,539	16.4%
Salaries, wages and employee benefits	473	453	4.4%	1,907	1,740	9.6%
Purchased transportation	118	88	34.1%	452	334	35.3%
Fuel and fuel-related taxes	75	48	56.3%	282	186	51.6%
Other operating expenses	123	117	5.1%	553	494	11.9%
Depreciation and amortization	57	55	3.6%	226	224	0.9%
Rents and leases	21	18	16.7%	79	65	21.5%
Transaction and integration costs	-	-	0.0%	1	5	-80.0%
Restructuring costs	-	(1)	-100.0%	-	4	-100.0%
Operating income (1)	137	138	-0.7%	618	487	26.9%
Operating ratio (2)	86.4%	84.9%		85.0%	86.2%
Other income (3)	15	10		58	43
Amortization expense	8	9		33	34
Transaction and integration costs	-	-		1	5
Restructuring costs	-	(1)		-	4
Adjusted operating income (4)	$160	$156	2.6%	$710	$573	23.9%
Adjusted operating ratio (4) (5)	84.0%	83.0%		82.7%	83.8%
Depreciation expense	49	46	6.5%	193	190	1.6%
Other	1	-	100.0%	1	1	0.0%
Adjusted EBITDA (6)	$210	$202	4.0%	$904	$764	18.3%
Adjusted EBITDA margin (7)	20.9%	22.1%		21.9%	21.6%

Gains on real estate transactions	(35)	(14)		(62)	(77)
Adjusted operating income, excluding gains on real estate transactions (4)	$125	$142	-12.0%	$648	$496	30.6%
Adjusted operating ratio, excluding gains on real estate transactions (4) (5)	87.5%	84.5%		84.3%	86.0%

(1) Operating income reflects the net impact of direct and incremental COVID-19-related costs of $1 million and $5 million, respectively, for the three and twelve months ended December 31, 2021 and $5 million and $30 million, respectively, for the three and twelve months ended December 31, 2020.

(2) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(3) Other income primarily consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

(6) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.

(7) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

North American Less-Than-Truckload Segment

Summary Data Table

(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	Change %	2021	2020	Change %
Pounds per day (thousands)	67,372	70,823	-4.9%	71,739	67,725	5.9%

Shipments per day	47,910	50,375	-4.9%	50,392	48,875	3.1%

Average weight per shipment (in pounds)	1,406	1,406	0.0%	1,424	1,386	2.7%

Gross revenue per shipment	$350.62	$300.03	16.9%	$331.74	$293.20	13.1%

Gross revenue per hundredweight (including fuel surcharges)	$24.93	$21.34	16.8%	$23.30	$21.16	10.1%

Gross revenue per hundredweight (excluding fuel surcharges)	$20.90	$18.82	11.1%	$19.80	$18.63	6.3%

Average length of haul (in miles)	843.1	834.8		839.8	825.7

Total average load factor (1)	23,309	23,986	-2.8%	24,018	24,138	-0.5%

Average age of tractor fleet (years)	5.88	5.43

Number of working days	61.0	61.5		251.5	253.0

(1) Total average load factor equals freight pound miles divided by total linehaul miles.

Brokerage and Other Services Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	Change %	2021	2020	Change %
Revenue	$2,414	$2,062	17.1%	$8,907	$6,800	31.0%
Cost of transportation and services	1,865	1,577	18.3%	6,848	5,165	32.6%
Direct operating expense	177	165	7.3%	708	637	11.1%
Sales, general and administrative expense	210	194	8.2%	803	712	12.8%
Depreciation and amortization	60	61	-1.6%	240	229	4.8%
Transaction and integration costs	8	1	700.0%	16	16	0.0%
Restructuring costs	1	1	0.0%	10	20	-50.0%
Operating income (1)	$93	$63	47.6%	$282	$21	NM
Other expense	(1)	(1)		(1)	(2)
Depreciation and amortization	60	61		240	229
Transaction and integration costs	8	1		16	16
Restructuring costs	1	1		10	20
Adjusted EBITDA (2)	$161	$125	28.8%	$547	$284	92.6%
Adjusted EBITDA margin (3)	6.7%	6.0%		6.1%	4.2%

NM - Not meaningful.
(1) Operating income reflects the net impact of direct and incremental COVID-19-related costs of $- million and $- million, respectively, for the three and twelve months ended December 31, 2021 and $1 million and $10 million, respectively, for the three and twelve months ended December 31, 2020.
(2) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.

(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue
North America
Less-Than-Truckload	$1,027	$923	$4,192	$3,575
Truck Brokerage	846	622	2,749	1,684
Last Mile	251	246	1,016	908
Other Brokerage (1)	539	456	2,025	1,564
Total North America	2,663	2,247	9,982	7,731
Europe	766	728	3,077	2,622
Eliminations	(68)	(37)	(253)	(154)
Total Revenue	$3,361	$2,938	$12,806	$10,199

Cost of Transportation and Services (exclusive of depreciation and amortization)
North America
Less-Than-Truckload	$611	$500	$2,375	$1,952
Truck Brokerage	718	506	2,322	1,398
Last Mile	176	165	692	591
Other Brokerage (1)	387	355	1,523	1,208
Total North America	1,892	1,526	6,912	5,149
Europe	576	542	2,286	1,955
Eliminations	(68)	(37)	(253)	(154)
Total Cost of Transportation and Services (exclusive of depreciation and amortization)	$2,400	$2,031	$8,945	$6,950

Margin (2) (3)
North America
Less-Than-Truckload	$416	$423	$1,817	$1,623
Truck Brokerage	128	116	427	286
Last Mile	75	81	324	317
Other Brokerage (1)	152	101	502	356
Total North America	771	721	3,070	2,582
Europe	190	186	791	667
Total Margin	$961	$907	$3,861	$3,249

Margin % of Revenue (3)
North America
Less-Than-Truckload	40.6%	45.9%	43.3%	45.4%
Truck Brokerage	15.1%	18.6%	15.5%	17.0%
Last Mile	29.7%	32.7%	31.9%	34.9%
Other Brokerage (1)	28.2%	22.2%	24.8%	22.8%
Total North America	28.9%	32.1%	30.7%	33.4%
Europe	24.8%	25.5%	25.7%	25.4%
Overall Margin % of Revenue	28.6%	30.8%	30.1%	31.8%

(1) Other brokerage includes intermodal and drayage, expedite, freight forwarding and managed transportation services. Freight forwarding includes operations conducted outside of North America but managed by our North American entities.

(2) Margin is calculated as Revenue less cost of transportation and services (exclusive of depreciation and amortization).

(3) See the “Non-GAAP Financial Measures” section of the press release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Corporate and Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	Change %	2021	2020	Change %
Sales, general and administrative expense (1)	$49	$37	32.4%	$245	$202	21.3%
Depreciation and amortization	2	3	-33.3%	10	17	-41.2%
Transaction and integration costs	3	8	-62.5%	20	54	-63.0%
Restructuring costs	2	-	100.0%	9	7	28.6%
Operating loss (2)	$(56)	$(48)	16.7%	$(284)	$(280)	1.4%
Other income (expense) (3)	(1)	(1)		2	1
Depreciation and amortization	2	3		10	17
Litigation settlements	2	-		31	-
Transaction and integration costs	3	8		20	54
Restructuring costs	2	-		9	7
Adjusted EBITDA (4)	$(48)	$(38)	26.3%	$(212)	$(201)	5.5%

(1) Sales, general and administrative expenses includes $2 million and $31 million, respectively, related to litigation settlements for the three and twelve months ended December 31, 2021.
(2) Operating loss reflects the net impact of direct and incremental COVID-19-related costs of $- million and $- million, respectively, for the three and twelve months ended December 31, 2021 and $- million and $1 million, respectively, for the three and twelve months ended December 31, 2020.
(3) Other income (expense) consists of pension income, foreign currency gain (loss) and other income (expense).
(4) See the “Non-GAAP Financial Measures” section of the press release.

Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The following table summarizes the intersegment eliminations by line item.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$(57)	$(40)	$(219)	$(140)
Cost of transportation and services (exclusive of depreciation and amortization)	(57)	(40)	(219)	(140)

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	Change %	2021	2020	Change %
Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA
Income (loss) from continuing operations	$126	$66	90.9%	$323	$(13)	NM
Debt extinguishment loss	-	-		54	-
Interest expense	35	81		211	307
Income tax provision (benefit)	27	14		87	(22)
Depreciation and amortization expense	119	119		476	470
Unrealized (gain) loss on foreign currency option and forward contracts	-	-		1	(1)
Litigation settlements	2	-		31	-
Transaction and integration costs	11	9		37	75
Restructuring costs	3	-		19	31
Adjusted EBITDA (1)	$323	$289	11.8%	$1,239	$847	46.3%
Revenue	$3,361	$2,938	14.4%	$12,806	$10,199	25.6%
Adjusted EBITDA margin (1) (2)	9.6%	9.8%		9.7%	8.3%

NM - Not meaningful.

(1) See the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.
(2) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures (cont.)

(Unaudited)

(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reconciliation of Net Income (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations to Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations
Net income (loss) from continuing operations attributable to common shareholders	$126	$34	$323	$(41)
Preferred stock conversion charge	-	22	-	22
Debt extinguishment loss	-	-	54	-
Unrealized (gain) loss on foreign currency option and forward contracts	-	-	1	(1)
Amortization of acquisition-related intangible assets	21	22	86	87
ABL amendment cost	-	-	1	-
Litigation settlements	2	-	31	-
Transaction and integration costs	11	9	37	75
Restructuring costs	3	-	19	31
Income tax associated with the adjustments above (1)	(7)	(31)	(56)	(66)
Discrete and other tax-related adjustments (2)	(1)	-	(5)	-
Allocation of undistributed earnings	-	(2)	-	(15)
Adjusted net income from continuing operations attributable to common shareholders (3)	$155	$54	$491	$92

Adjusted diluted earnings from continuing operations per share (3)	$1.34	$0.53	$4.30	$1.01

Weighted-average common shares outstanding
Diluted weighted-average common shares outstanding	116	102	114	92

(1) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$(1)	$-	$13	$-
Unrealized (gain) loss on foreign currency option and forward contracts	-	(1)	-	(1)
Amortization of acquisition-related intangible assets	5	16	21	31
Litigation settlements	-	-	8	-
Transaction and integration costs	3	12	9	25
Restructuring costs	-	4	5	11
	$7	$31	$56	$66

The income tax rate applied to reconciling items is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes.

(2) Discrete tax items reflect a tax benefit related to a tax planning initiative that resulted in the recognition of a long-term capital loss offset by tax expense due to valuation allowances that were recognized as a result of the spin-off of our logistics business.

(3) See the "Non-GAAP Financial Measures" section of the press release.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reconciliation of Cash Flows from Operating Activities of Continuing Operations to Free Cash Flow
Net cash provided by operating activities from continuing operations	$98	$96	$656	$388
Payment for purchases of property and equipment	(101)	(83)	(313)	(303)
Proceeds from sale of property and equipment	60	46	132	183
Free Cash Flow (1)	$57	$59	$475	$268

(1) See the "Non-GAAP Financial Measures" section of the press release.

XPO Logistics, Inc.

 Other Reconciliations

(Unaudited)

(In millions)

December 31,
2021
Reconciliation of Net Debt
Total debt	$3,572
Cash and cash equivalents	260
Net debt (1)	$3,312

	Year Ended
	December 31,
	2021
Reconciliation of Net Leverage
Net debt	$3,312
Adjusted EBITDA for the year ended December 31, 2021	$1,239
Net leverage (1)	2.7	x

(1) See the “Non-GAAP Financial Measures” section of the press release.